State of Delaware
Secretary of State
Division of Corporations
Delivered 10:44 AM 01/21/2010
FILED 10:44 AM 01/21/2010
SRV 100057724 – 4663771 FILE

STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

First: Name of Statutory Trust: Hatteras 1099 Advantage Fund

Second: The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the Statutory Trust is “Hatteras Ramius Advantage Fund”.

Third: This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 21st day of January, 2010 A.D.

By:	/s/ David B. Perkins
Trustee

Name:	David B. Perkins
as trustee and not individually